Nestor, Inc.
400 Massasoit Avenue
Suite 200
East Providence, RI  02914



For Immediate Release

Contact:     Nigel P. Hebborn
             President
             Nestor, Inc.
             (401) 434-5522
             hebborn@nestor.com

                      NESTOR, INC. RAISES ADDITIONAL EQUITY
                 AND ANNOUNCES A ONE-FOR-TEN REVERSE STOCK SPLIT
                 -----------------------------------------------


PROVIDENCE, RI - January 16, 2003 - Nigel Hebborn, president of Nestor, Inc. (OTC: NEST), announced today that the Company has received the necessary financing to accelerate CrossingGuard installations as well as bring the red-light enforcement product and services to new markets. "The closing of this equity financing will allow the Company to proceed with CrossingGuard systems under contract along with pursuing new red-light enforcement opportunities. We expect fourth quarter 2002 revenues to exceed $300,000, which is a 67% increase over third quarter 2002 revenues reported. This increase was driven mostly by the improved performance of installed systems through technological advances deployed during the quarter. We anticipate continuing this trend in 2003 and coupling it with the acceleration of new systems coming on line."

Nestor, Inc. further announced today the appointment of three new members to the Nestor Board of Directors and a new interim Chief Executive Officer. William Danzell, Robert Krasne, and Stephen Marbut will replace current directors Robert Carroll, Leon Cooper, and Alvin Siteman. William Danzell, who has also agreed to serve as Chief Executive Officer of Nestor, Inc., stated, "I am very optimistic about Nestor's future. Nestor's patented, intelligent, video based traffic system is clearly the best solution for municipalities seeking red light enforcement. Nestor's new capitalization will permit Nestor Traffic Systems to aggressively move forward in meeting the demand for its system." Nestor Traffic Systems, Inc. (NTS), a wholly owned subsidiary of Nestor, Inc., is an emerging leader in providing innovative, video-based monitoring systems and services for traffic safety. Its products have been installed in various municipalities throughout the country and incorporate Nestor's patented image processing technology into intelligent, real-time solutions that promote traffic efficiency, intersection safety, and railway grade crossing monitoring. CrossingGuard offers a complete array of service and support to provide a comprehensive turnkey red light enforcement program. Services include: equipment installation, user training and support, citation issuing and payment processing, and account management.

Douglas Reilly, president of Nestor Traffic Systems, states, "there is a strong demand for Nestor's patented intelligent video based traffic systems. The Company has refocused its efforts solely on delivering and supporting its red-light video enforcement contracts for CrossingGuard. The fulfillment of the existing order backlog will allow NTS to serve more municipalities." As of December 31, 2002, NTS had forty-one enforced approaches operating in seven cities.

NTS is completing construction of initial CrossingGuard installations in Fullerton and Cerritos, CA. In addition, construction is commencing with initial systems in Montclair, Pasadena, and Costa Mesa, CA within the next sixty days. The Company expects to be issuing warning period notices, and in some cases live citations, during the current quarter for all of these new customers.

                                     -MORE-

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Pursuant to a stock purchase  agreement  entered into between  Nestor,  Inc. and
Silver Star Partners I, LLC ("SSP"), the Company will receive a minimum of $3,000,000 in cash and up to a maximum of $6,000,000, in exchange for common shares of the Company. At the initial closing completed January 15, 2003, the Company received $2,376,500 in exchange for 49,000,000 shares of common stock. In conjunction with the new shares being issued, the Board approved a one-for-ten reverse split of the common share capital of the Company. All directors of the Company have approved the transaction, and the Company has received consent to the transaction from over 50% of the outstanding voting shareholders. The second closing of the transaction, which will bring the total investment to a minimum of $3,000,000, is subject to the filing of an Information Statement with the SEC and its distribution to the Company shareholders. The transaction enables Nestor Traffic Systems to accelerate delivery of the 100 CrossingGuard systems that are currently under contract with leading municipalities.

Certain information in this press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.


                                       ###

CrossingGuard is a registered trademark of Nestor Traffic Systems, Inc. For more information, call 401-434-5522 or visit www.nestor.com.

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